CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references made to our firm under the caption “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, included in Amendment No. 7 to the Registration Statement (Form N-1A, No. 811-22705) of SSgA Master Trust.

We also consent to the incorporation by reference into the Statement of Additional Information of our report, dated August 28, 2014, with respect to the financial statements of SSgA Multi-Asset Real Return Portfolio, SSgA Income Allocation Portfolio, SSgA Global Allocation Portfolio, SSgA Blackstone/GSO Senior Loan Portfolio, SSgA Ultra Short Term Bond Portfolio, SSgA MFS Systematic Core Equity Portfolio, SSgA MFS Systematic Value Equity Portfolio and SSgA MFS Systematic Growth Equity Portfolio (eight of the portfolios comprising SSgA Master Trust), included in the June 30, 2014 annual report of SSgA Master Trust.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 27, 2014